Exhibit 10.2
TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) dated as of July 14, 2025 (the “Effective Date”) is made by and between Chevron U.S.A. Inc., a Pennsylvania corporation, with offices at 1400 Smith Street, Houston, Texas 77002 (“Chevron”), and HFO Holdings LLC, a Delaware limited liability company, with its principal offices at [Redacted] (the “Hess Family Office”).

RECITALS

A.Hess Corporation and Chevron Corporation entered into the Agreement and Plan of Merger, dated October 22, 2023 among Chevron Corporation, Yankee Merger Sub Inc., and Hess Corporation (“Merger Agreement”).

B.Hess Corporation provided certain administrative services to support what is now the Hess Family Office, and the Parties desire that Chevron provide Transition Services to the Hess Family Office for the Term as further described in this Agreement.

C.In consideration of the mutual promises set out in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree to be bound by this Agreement.

AGREEMENT

1.DEFINITIONS, INTERPRETATION AND EXHIBITS

1.1Definitions. For purposes of this Agreement, the following capitalized words or expressions have the following meanings:

“Affected Employees” means employees that are Affected Employees under the Merger Agreement but does not include Hess Family Employees subject to the provisions in Section 2.7.

“Affiliate” means any legal entity which controls, is controlled by, or is under common control with, another legal entity. An entity is deemed to “control” another if it owns directly or indirectly at least 50% of either of the following: (A) the shares entitled to vote at a general election of directors of such other entity or (B) the voting interest in such other entity if such entity does not have either shares or directors. For purposes of this Agreement, John B. Hess shall be considered an “Affiliate” of the Hess Family Office.

“Applicable Law” means any law, regulation, rule, statute, order, policy, license, registration, and any other standard or requirements having the effect of law that applies to the Transition Services, the Agreement, or the Parties.

“Business Day” means a day other than Saturday or Sunday on which banks located in Houston, Texas are open for the transaction of business.

“Chevron” is defined in the introductory paragraph.

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“Chevron Parties” means Chevron and Chevron’s Affiliates, and the directors, officers, members, managers, partners, employees, contractors, and representatives of each of them but excludes Hess Family Office Parties.

“Claim” means any claim, liability, loss, demand, damage, cost, lien, encumbrance, proceeding, cause of action, obligation, requirement, penalty, fine, interest and award, whether arising by law, contract, tort (including negligence), voluntary settlement, or in any other manner.

“Closing Date” means Closing as defined in Section 1.1(d) of the Merger Agreement.

“Confidential Information” means all information (including business, competitively sensitive, technical, and other information) data, knowledge, ideas and work that are made available to either Party as a result of this Agreement, or all information that either Party learns, discovers, develops or creates as a consequence of or arising out of this Agreement, including all original works of authorship, inventions, discoveries and improvements.

“Costs” means all costs and expenses incurred by or on behalf of Chevron or its designee in connection with the performance or related to the Transition Services that would not have been incurred by Chevron but for the existence of this Agreement, as determined in the sole discretion of Chevron, including the direct internal cost of Chevron (or its operators’ or affiliates’) personnel, services, materials, and equipment. For clarity, costs may include 1) software license fees or IT services fees such as cloud or SaaS fees associated with the performance of the Transition Services and 2) all or a portion of employee remuneration and pension, savings, health, and fringe employee benefits earned by or paid to Chevron personnel performing the Transition Services and 3) all employee remuneration and pension, savings, health, and fringe employee benefits earned by or paid to Hess Family Employees as further described in Section 2.7.

“Effective Date” means the date referenced in the opening paragraph above.

“Force Majeure” means an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, act of terrorism, war, blockade, insurrection, public riot, epidemic, quarantine, landslide, lightning, frost, blizzard, earthquake, fire, storm, flood, explosion, governmental action, governmental delay, restraint or inaction, judgment or decree of a court of competent jurisdiction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming suspension.

“Governmental Entity” means any department, court, tribunal, exchange, authority, commission, board, instrumentality or agency of any municipal, local, state, federal, tribal or other governmental authority (including regulatory authorities and administrative bodies) and any subdivision of the foregoing or any Person owned or controlled by the government.

“Hess Corporation” or “Hess” has the meaning ascribed to it in the Merger Agreement.

“Hess Family Employees” means [Redacted].

“Hess Family Office Parties” means the Hess Family Office and the Hess Family Office’s Affiliates, and the directors, officers, members, managers, partners, employees, contractors, and representatives of each of them.

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“IT Services” is defined in Section 2.3 and further described in Exhibit A – Transition Services and Exhibit E – IT Service Requirements.

“Merger Agreement” has the meaning given to such term in the introductory paragraphs of this Agreement.

“Office Space” means the office space at 1185 Avenue of the Americas, including the 40th Floor, the basement and current amenities as will be further described in the sublease.

“Party” means Chevron or the Hess Family Office, and “Parties” means both of them.

“Person” means an individual, corporation, company, association, partnership, state, statutory corporation, Governmental Entity or any other legal entity.

“Personal Data” means any information that can be used directly or indirectly, alone or in combination with other information, to identify an individual.

“Sublease Expiration Date” means June 30, 2026; provided, that, the Hess Family Office shall have the right, exercisable in its sole discretion, to extend the Sublease Expiration Date to June 30, 2027 by giving written notice of such exercise to Chevron on or before May 31, 2026.

“Tangible Assets” is defined in Section 2.2.

“Term” is defined in Section 2.8(A).

“Third Party” means any Person other than Chevron Parties or Hess Family Office Parties.

“Transition Services” means those transactions and services described in Article 2 and as may be further described in the Exhibits.

1.2Exhibits. All of the Exhibits that are attached to the body of this Agreement are an integral part of this Agreement and are incorporated by reference into this Agreement, including:

(A)    Exhibit A – Transition Services

(B)    Exhibit B – Fees

(C)    Exhibit C – Reserved

(D)    Exhibit D – Tangible Assets

(E)     Exhibit E – IT Services Requirements

If a conflict exists between the body of this Agreement and the Exhibits, the body prevails to the extent of the conflict.

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1.3     Interpretation. Unless the context expressly requires an interpretation to the contrary, all of the following apply to the interpretation of this Agreement:

(A)    The plural and singular words each include the other.

(B)    The masculine, feminine, and neutral genders each include the others.

(C)    The word “or” is not exclusive.

(D)    The words “includes” and “including” are not limiting.

(E)    References to the Parties include their respective successors and permitted assignees.

(F)    The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof” and similar words refer to this Agreement as a whole and not to any particular section, subsection or other subdivision unless expressly so limited.

(G)    References to matters “arising” (or which “arise” or “arises”) “out of this Agreement” include matters which arise in connection with this Agreement or have a causal connection with or which flow from this Agreement or which would not have arisen or occurred but for the entering into this Agreement or the performance of or failure to perform obligations under this Agreement.

(H)    The recitals, table of contents, and headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.

(I)    A capitalized derivative or other variation of a defined term has a corresponding meaning and must be construed accordingly.

(J)    If a conflict exists between any provisions of this Agreement as they apply to a Party, the provision that imposes the more stringent obligation on that Party prevails to the extent of the conflict.

(K)    Where provision is made for agreement or the giving of notice, approval or consent by any Party, unless otherwise specified, such agreement, notice, approval or consent must be in writing.

(L)    Any event under this Agreement which is scheduled to occur on a day that is not a Business Day will be deferred until the next succeeding Business Day.

2.TRANSITION SERVICES

2.1Transition Services. After the Closing Date, Chevron will provide or cause to be provided Transition Services to the Hess Family Office. After the Closing Date, Chevron may in its sole discretion designate an Affiliate to be its authorized agent to provide any Transition Services.

2.2Tangible Assets Services. As a part of the Transition Services, Chevron will, through the end of the Term, provide storage for various items of tangible personal property owned by Hess Family Office Parties, as described in Exhibit D (“Tangible Assets”), and will allow Hess Family Office Parties to access such Tangible Assets at such times

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as the Hess Family Office Parties shall determine, upon reasonable notice to Chevron. Chevron will cause Hess Corporation to arrange for the removal, packaging and shipping of the Tangible Assets to such location(s), at such time(s) and in such manner as the Hess Family Office shall direct, upon reasonable notice to Chevron. Chevron will be responsible for all Costs associated with the storage, removal, packaging and shipping of the Tangible Assets described in this Section 2.2. The Parties anticipate that the Tangible Assets will be moved from Chevron storage to such location(s) as the Hess Family Office shall direct by December 31, 2025.

2.3IT Support Services. As a part of the Transition Services, Chevron will provide IT services more specifically described in Exhibit A – Transition Services (“IT Services”). In addition, the IT Services will include (a) onsite IT support provided by one dedicated IT support services professional and (b) audiovisual support services provided by the dedicated IT support service professional. As a prerequisite for Chevron providing IT Services to the Hess Family Office, the Hess Family Office shall (1) execute and deliver forms or instruments which enable Chevron to provide the IT Services including the forms and other instruments listed in Exhibit E - IT Services Requirements or as requested by Chevron at a later date, and (2) comply with all expectations and obligations for IT systems use and cybersecurity practices set forth in Exhibit A – Transition Services or Exhibit E – IT Services Requirements. Chevron’s continued provision of the IT Services is subject to the Hess Family Office’s ongoing adherence to the requirements in this Agreement, Exhibit A – Transition Services, and Exhibit E – IT Services Requirements.

2.4Building Services and Facilities.

(A)    Sublease. The lease for the Office Space is between the landlord and Hess Corporation. After the Closing Date, Chevron shall cause Hess Corporation to seek approval from the landlord for the sublease of the Office Space. After Chevron receives approval, Chevron will deliver or will cause to be delivered to Hess Family Office a sublease for the Office Space with all reasonable rights of access through the term of the lease to the Office Space substantially in the form of the sublease Hess Corporation utilizes for subleases of the Office Space modified as appropriate for the Office Space with an expiration date no later than the Sublease Expiration Date (subject to the Hess Family Office’s right to extend the Sublease Expiration Date, as provided in Section 1.1). Hess Family Office will sign and return the same within 10 Business Days of receipt. Chevron has no obligation to extend the Sublease Expiration Date (unless the Hess Family Office exercises its right to extend the Sublease Expiration Date, as provided in Section 1.1) or the term of the lease past the current term of the lease for the purpose of providing Office Space to the Hess Family Office.

(B)    Building Services. Chevron shall provide or cause to be provided building services for the Office Space to the Hess Family Office consistent with the practices of Hess Corporation prior to the Closing Date and all Costs will be subject to Article 3. Without limiting the generality of the foregoing, such services will include (a) onsite facilities support provided by one dedicated building services professional and (b) mail, courier and messenger services

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coordinated by the one dedicated services professional. Chevron shall not be required to replace, refurbish or upgrade any facilities accessed by the Hess Family Office other than reasonable, facility maintenance and repairs. If the Hess Family Office requests any repairs, replacement, refurbishment or upgrade to any facilities accessed by the Hess Family Office not otherwise covered by the Transition Services (“Changes”), and if Chevron agrees to make such Changes, the Hess Family Office shall reimburse Chevron for the Costs of any requested Change.

2.5Administrative Services. Chevron shall provide or cause to be provided the following administrative services:

(A)    Facility support for the Office Space to the Hess Family Office while the Hess Family Office occupies the Office Space.

(B)    IT network and hardware support for the Office Space as required for Chevron to provide the IT Services further described in Section 2.3, while the Hess Family Office occupies the Office Space.

(C)    Administrative support provided by two dedicated administrative support personnel.

(D)    Transition services to support the Hess Family Office transition to independent operations related to the Office Space and the administrative services listed in this Section 2.6.

2.6Affected Employees. All employees on a Hess Corporation payroll immediately prior the legal close, as defined by the Merger Agreement, who provide Transition Services will be considered to be Affected Employees in accordance with, and as defined by, the Merger Agreement.

2.7Hess Family Employees.

(A)    Hess Family Office shall make employment offers to the Hess Family Employees (“HFE Employment Offer”) no later than sixty (60) days after the Closing Date (“HFE End Date”). If the Hess Family Employee accepts the HFE Employment Offer by the HFE End Date, then Chevron will consider the Hess Family Employee to have resigned from Hess Corporation and shall not be considered to be an Affected Employee. If the Hess Family Employee has declined the HFE Employment Offer by the HFE End Date, then the Hess Family Employee shall be considered an Affected Employee. If the Hess Family Employee neither accepts nor declines the HFE Employment Offer by the HFE End Date, then the Hess Family Employee shall be considered to be an Affected Employee.

(B)    If the Closing Date occurs before September 1, 2025, Chevron will make reasonable efforts to retain the Hess Family Employees until Hess Family Office has established its own payroll system but no later than the HFE End Date. Chevron shall have no obligation to continue to employ the Hess Family Employees for any minimum time period and, at its sole discretion, may terminate any or all of the Hess Family Employees from employment at any time.

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(C)    For the period between the Closing Date and the HFE End Date, Hess Family Office shall pay and reimburse Chevron for any and all Costs incurred by Chevron Parties, including all vested employee benefits accrued, including but not limited to medical, pension, savings, change in control severance (unless otherwise properly excluded therefrom), and fringe benefit costs, whether distributed immediately at termination or later, on behalf of all Hess Family Employees.

(D)    If a Hess Family Employee is deemed to be eligible for separation benefits under a Qualifying Termination, as defined in the Hess Corporation Change In Control Severance Plan, as it impacts employee benefits, the Hess Family Office shall pay and reimburse Chevron Parties for any all cash compensation costs (including retention bonus, awards, separation payments and unused vacation) paid to Hess Family Employees and incurred by Chevron Parties.

2.8     Term and Termination.

(A)    This Agreement is effective as of the Effective Date and, unless mutually agreed by the Parties, terminates upon the later of (1) the completion of the IT Services or (2) the Sublease Expiration Date; provided however, if the IT Services extend past the Sublease Expiration Date (as the same may be extended by the Hess Family Office under Section 1.1), Chevron is under no obligation to extend the Sublease Expiration Date (unless the Hess Family Office exercises its right to extend the Sublease Expiration Date, as provided in Section 1.1) (“Term”).

(B)    Upon termination of this Agreement, this Section 2.8, Section 4, Section 7, and all provisions in this Agreement containing waivers, disclaimers, releases, defense obligations and indemnities; defined terms and interpretations; all provisions relating to remedies, limitations of liability, survival, termination, dispute resolution and governing law; and all causes of action; in each case, survive indefinitely until, by their respective terms, they are no longer operative or are otherwise limited by an applicable statute of limitations.

2.9     Non-Exclusive. The Hess Family Office acknowledges and agrees that Chevron is involved in the conduct of other business and is not exclusively dedicated to the performance of Transition Services.

2.10    Relationship and Employee Direction. In performing Transition Services, Chevron Parties will be considered to be independent contractors to the Hess Family Office. The employees of the Chevron Parties performing the Transition Services will not be considered to be employees, agents or servants of the Hess Family Office and no Party will be deemed a partner, co-venturer or agent of the other Party. Chevron will have the exclusive authority to control and direct the means, method and manner of performance of the Transition Services, in each case, subject to the terms hereof.

2.11    Standard of Service. Chevron will perform or will cause to be performed the Transition Services with the same degree of care, skill and prudence as Chevron

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provides internally and to its Affiliates as may be applicable to the Transition Services; provided, however, in no event shall Chevron have any obligations or liability hereunder with respect to the performance of the Transition Services except as expressly set forth herein.

2.12     Further Actions. To the extent reasonably requested by a Party, each Party will execute and deliver forms or instruments which enable the other Party to provide the Transition Services, including payor numbers, tax identification numbers and other information related to the Transition Services that is reasonably requested by the Party.

2.13    Modification of Support Services Personnel. The Hess Family Office may, with the prior written consent of Chevron (such consent not to be unreasonably withheld, conditioned, or delayed), elect to reduce the scope and associated costs of the dedicated IT, Administrative and Building Services personnel, provided that the Hess Family Office designates and maintains a single point of contact reasonably qualified to fulfill the coordination and communication duties otherwise performed by such dedicated personnel.

3.TRANSITION COSTS

3.1Transition Costs. Except as otherwise provided herein, the Hess Family Office shall be responsible for and pay to Chevron all Costs (or with respect to the sublease of the Office Space, the fee provided in Exhibit B) invoiced to the Hess Family Office for Transition Services.

3.2Invoicing and Payments. Chevron will submit an invoice for Transition Services or any other amounts due under this Agreement and the Hess Family Office shall pay undisputed invoice amounts within 30 days after receiving an invoice. All payments under this Agreement will be (A) made in US dollars, (B) by bank wire transfer, in immediately available funds, paid without set-off, withholding or any deduction of any kind including for any taxes, banking, transfer or other costs or Claims, and (C) directly into Chevron’s Account.

3.3Payment Disputes. The Hess Family Office may object to any invoiced amounts for any Transition Services at any time before, at the time of or after payment is made, provided such objection is made in writing to Chevron no later than 30 days after receipt of the applicable invoice. Payment or acceptance of payment of any amount set forth in any invoice shall not constitute approval thereof. The Parties shall meet as expeditiously as possible to resolve any dispute. Any dispute that is not resolved between the Parties shall be resolved in accordance with the dispute resolution procedures set forth in Article 6.

3.4Related Party Transaction. Any Party may conduct an independent evaluation of any transaction contemplated under this Agreement to assess the fairness and reasonableness of such transaction. If any Party conducts this independent evaluation, the Party shall nominate a third party to provide the independent evaluation (“Evaluator”) to the other Party for approval, not to be unreasonably withheld. The Parties will cooperate fully in the expeditious conduct of the independent evaluation and provide the Parties and the Evaluator with access to all facilities, books, records,

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documents, information and personnel necessary to make a fully informed determination in an expeditious manner.

4.REPRESENTATIONS, CLAIMS, LIABILITIES AND INDEMNITIES

4.1No Warranty. The Transition Services are and will be provided “as is, where is” without any warranty of any kind, express or implied, and Chevron Parties expressly disclaims and negates any representation or warranty, express, implied, at common law, by statute or otherwise relating to (A) its performance of the Transition Services or (B) the results of the Transition Services provided to the Hess Family Office.

4.2Release and Indemnification.

(A)    Subject to Section 4.2(B), the Hess Family Office hereby releases Chevron Parties from, and covenants not to sue Chevron Parties for Claims which the Hess Family Office may now or hereafter have which in any way arise out of, relate to, or are connected with the Transition Services or the Hess Family Employees. The Hess Family Office will indemnify, defend, release and hold harmless Chevron Parties from and against all Claims arising from, based upon, related to or associated with (1) the Transition Services, or (2) any breach by the Hess Family Office of its obligations under this Agreement, or (3) the Hess Family Employees.

(B)    The obligations to indemnify, defend, release and hold harmless obligations set out in Section 4.2(A) apply regardless of: (1) the active, passive, contributory, comparative, concurrent, sole or joint negligence, strict liability, violation of Applicable Law or other fault of any Chevron Party, but not in the event of a Chevron Party’s gross negligence or willful misconduct;(2) whether liability of any kind is imposed or sought to be imposed on any Chevron Party; and (3) whether any Claim is based on any theory of negligence, tort, under contract, breach of contract, breach of warranty, strict liability, regulatory or statutory liability or otherwise at law, but not in the event of gross negligence or willful misconduct of a Chevron Party.

4.3Limitation on Classes of Damages.

(A)    The Parties mutually waive and release to the fullest extent permitted by Applicable Law, and no Party will be entitled to recover from any other Party all or any of the following Claims for damages arising out of this Agreement, except for Claims arising from the obligation of a Party to indemnify, defend, release and hold harmless the other Party for Third Party Claims:

(1)    Indirect, special or consequential loss or damages.

(2)    Loss of profits, loss of prospective economic advantage or benefit, or loss of business opportunity, in each case whether direct, indirect or consequential.

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(3)    Punitive, treble or exemplary damages.

(B)    The limitations, exclusions, waiver and release under this Section 4.3 apply regardless of the active, passive, contributory, concurrent, gross, or sole negligence, intentional, wanton or willful misconduct, strict liability without fault, regulatory liability, or other fault or responsibility of any Party.

(C)    No Applicable Law, theory or public policy will be given effect which would undermine, diminish or reduce the effectiveness of the waivers, exclusions, disclaimers and releases in this Section 4.3, it being the express intent, understanding and agreement of the Parties that such waivers, exclusions, disclaimers and releases are to be given the fullest effect.

4.4Formation. Hess Family Office is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of its organization, and is duly qualified to carry out its business in the State of New York. Hess Family Office represents and warrants that Hess Family Office will maintain sufficient financial capacity to meet the obligations under this Agreement.

5.NOTICES

5.1All notices and communications required or permitted under this Agreement must be in writing and addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (1) actual receipt by the Party to be notified, (2) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice, (3) if sent by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery and (4) if sent by electronic mail, the date sent if at least one Party addressee acknowledges receipt of such email (provided that an automated response from the email account or server of the intended recipient does not constitute an affirmative reply) and the notice is in portable document format (pdf).

5.2Addresses for all such notices and communications will be as follows:
To Chevron:
Chevron U.S.A. Inc.
1400 Smith Street
Houston, Texas 77002
Attn: [Redacted]
Email: [Redacted]

To the Hess Family Office: HFO Holdings LLC
[Redacted]
[Redacted]

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Attn: [Redacted]
Email: [Redacted]

5.3Each Party may change its representative or contact information by giving notice to the other Party. Notices which do not comply with the requirements of this Agreement are ineffective, and do not impart actual or any other kind of notice.

6.GOVERNING LAW AND RESOLUTION OF DISPUTES

6.1Governing Law. The Agreement and its subject matter, and the contractual and non-contractual rights and obligations of the Parties arising out of or in connection with the foregoing, are governed by and interpreted under the laws of the State of New York, without regard to any choice of law rules, except that rules of the Federal Arbitration Act, 9 USC §§1-16 (the “Act”) govern this Section.

6.2Resolution of Disputes. The Parties shall exclusively and finally resolve any dispute using direct negotiations, mediation, and then arbitration as set out in Section 6.4. If any dispute arises out of or in connection with the Agreement, including any question regarding its existence, validity, or termination, either Party may initiate the dispute resolution process by giving notice to the other Party setting out, in writing and in detail, the issues in dispute and the value of the Claim.

6.3Mediation. If the dispute cannot be resolved by direct negotiations within 30 days from the date of written notice initiating the dispute resolution process, either Party may initiate mediation by giving notice to the other Party. Mediation must be attended by a representative from each Party with decision-making authority. The place of mediation will be Houston, Texas.

6.4Arbitration Proceedings. If the Parties fail to resolve the dispute within 60 days from notice of mediation, then the dispute must be finally resolved by binding arbitration and either Party may initiate arbitration by giving notice to the other Party. One arbitrator (or three arbitrators if the monetary value of the dispute is more than US$5,000,000) will conduct the proceedings in accordance with the International Institute for Conflict Prevention and Resolution (“CPR”) Rules for Administered Arbitration which are deemed to be incorporated by reference into this Section. To the extent of any conflicts between the Act or CPR Rules and the provisions of this Agreement, the provisions of this Agreement prevail. The CPR is the appointing authority for the arbitrator(s). The seat of arbitration will be New York, New York. All arbitration fees and costs will be paid equally, regardless of which Party prevails and each Party shall pay its own costs of legal representation and witness expenses. The arbitration award is final and binding, and the arbitrators should use their best efforts to issue the award within 90 days from completion of the arbitration hearing. Any communications and documents related to the dispute will be confidential and may not be disclosed to any Third Party or used for any other purposes, except to the extent that disclosure is necessary to fulfill a legal obligation or to protect a legal right. Regardless of the Parties’ requirement to arbitrate, any of the following may be brought in a court of competent jurisdiction: proceedings to (A) preserve property pending determination by the arbitrator(s), (B) enforce the confidentiality or data

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protection obligations under the Agreement, the failure of which to enforce the Parties agree would cause irreparable harm, or (C) to compel arbitration. Any prevailing Party in the arbitration may file an action to enforce a judgment entered on an arbitration award.

7.OTHER PROVISIONS

7.1Confidential Information.

(A)    The Hess Family Office shall keep all Confidential Information of Chevron confidential and shall ensure that Hess Family Office Parties do not disclose any such Confidential Information to any other Person without the prior written consent of Chevron; provided, however, Hess Family Office Parties may disclose Confidential Information as deemed necessary by Hess Family Office Parties under Applicable Law to Governmental Entities without prior written consent. The Hess Family Office acknowledges and agrees that due to the unique nature of the Confidential Information, there may be no adequate remedy under Applicable Laws for any breach of the obligations set out in this Section 7.1(A), and that any breach of these obligations may cause irreparable harm to the Chevron Parties. Accordingly, the Hess Family Office agrees that upon any breach (or threat of a breach), Chevron is entitled to immediate equitable relief, including a restraining order and preliminary injunction, and Chevron may seek indemnification from the Hess Family Office for any loss or harm in connection with any breach or enforcement of the Hess Family Office’s obligations provided in this Section 7.1(A), or for the unauthorized use or release of Confidential Information disclosed by Hess Family Office Parties. The Hess Family Office shall notify Chevron immediately upon the occurrence of any unauthorized release of Confidential Information furnished by Chevron or other breach of this Section 7.1(A).

(B)    Chevron shall keep all Confidential Information of the Hess Family Office confidential and shall ensure that Chevron Parties do not disclose any such Confidential Information to any other Person without the prior written consent of the Hess Family Office; provided, however, Chevron Parties may disclose Confidential Information as deemed necessary by Chevron Parties under Applicable Law to Governmental Entities without prior written consent. Chevron acknowledges and agrees that due to the unique nature of the Confidential Information, there may be no adequate remedy under Applicable Laws for any breach of the obligations set out in this Section 7.1(B), and that any breach of these obligations may cause irreparable harm to Hess Family Office Parties. Accordingly, Chevron agrees that upon any breach (or threat of a breach), the Hess Family Office is entitled to immediate equitable relief, including a restraining order and preliminary injunction, and the Hess Family Office may seek indemnification from Chevron for any loss or harm in connection with any breach or enforcement of Chevron’s obligations provided in this Section 7.1(B), or for the unauthorized use or release of Confidential Information disclosed by Chevron Parties. Chevron shall notify Hess Family Office immediately upon the occurrence of any unauthorized release of

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Confidential Information furnished by the Hess Family Office or other breach of this Section 7.1(B).

7.2Conflict of Interest. No Hess Family Office Parties will in connection with the Agreement: (A) enter into any business arrangement with any director, employee, or agent of Chevron, or any of its Affiliates without Chevron’s prior written consent (other than any Hess Family Office Party) or (B) give to or receive from any director, employee, or agent of Chevron, or any of its Affiliates (other than any Hess Family Office Party) anything that is more than a nominal cost or value. The Hess Family Office shall ensure that Hess Family Office Parties comply with this Section.

7.3Pre-Contract Violations and Reporting. The Hess Family Office represents and warrants that no event has occurred prior to the Effective Date, which if it had occurred after the Effective Date, would be a violation of Section 7.2. The Hess Family Office shall immediately notify Chevron of any violation of Section 7.2. Nothing in the Agreement requires either Party to comply with Applicable Laws if such requirement would be inconsistent with U.S. laws.

7.4Records and Inspection. During the term of the Agreement and for 24 months from the end of the calendar year in which the Agreement is completed or terminates, (A) the Hess Family Office shall ensure that Hess Family Office Parties retain all records related to the Agreement and (B) Chevron may inspect, at no cost to Chevron and upon reasonable notice to Hess Corporation, all relevant records to confirm compliance with the Agreement.

7.5Data Privacy.

(A)    The Hess Family Office will comply with all applicable data privacy laws with respect to the personal data the Hess Family Office processes or causes Hess Corporation or Chevron to process in connection with this Agreement. The Hess Family Office will comply with all reasonable requests of Hess Corporation and Chevron with respect to protecting the Personal Data of the employees, customers and suppliers of Hess Corporation and Chevron that it receives in connection with this Agreement, including following instructions in connection with (A) processing such Personal Data; (B) implementing adequate security measures to protect such Personal Data; (C) not disclosing such Personal Data; and (D) complying with all applicable data privacy laws.

(B)    To the extent that the Hess Family Office requires assistance in complying with the obligations imposed on it by applicable privacy laws and is unable to procure the necessary assistance from a provider due to reasons other than financial cost, Chevron will provide such assistance as is commercially reasonable, provided that Chevron may assess the Hess Family Office reasonable fees for such assistance. The Hess Family Office will not use (and will prohibit its employees and other personnel from using) the Transition Services for the storage or other processing of any “Private Information” as defined in Section 1(b) of N.Y. Gen. Bus. Law §899-aa (“New York Security Breach Notification Law”) or of any “Personal Information” as defined in Section 10 of NJ Rev Stat § 56:8-161 (2024) (“New Jersey Security Breach

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Notification Law”). Hess shall implement technical safeguards as required to adequately protect all the Personal Data it processes or has access to in connection with this Agreement. The Hess Family Office will not use (and will prohibit its employees and other personnel from using) the Transition Services for the storage or other processing of any “Private Information” as defined in Section 1(b) of N.Y. Gen. Bus. Law §899-aa (“New York Security Breach Notification Law”) or of any “Personal Information” as defined in Section 10 of NJ Rev Stat § 56:8-161 (2024) (“New Jersey Security Breach Notification Law”).

(C)    The Hess Family Office understands and acknowledges that the Hess Family Office personnel will be subject to “Technology Monitoring” by Chevron. Technology Monitoring includes the monitoring, access (including the decryption and inspection of selected encrypted internet traffic and communications), collection, use, processing, disclosure, and cross-border transfer by Chevron of any information generated, received or stored in or on Chevron’s or Hess Corporation’s equipment or networks (including third party equipment or networks under Chevron’s or Hess Corporation’s control) including but not limited to personal data, sensitive or otherwise. The Hess Family Office understands and acknowledges that, to the extent required under law, it will secure all necessary consents from and provide all necessary notices to its personnel regarding Technology Monitoring.

7.6Merger Agreement. Nothing contained in this Agreement will modify, alter or amend any obligation of a party under the Merger Agreement.

7.7Force Majeure. If any Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than obligations to make payments of money, that Party will give the other Party prompt written notice of the Force Majeure. Upon provision of such notice, the obligations of the Party giving notice, so far as they are affected by Force Majeure, will be suspended during, but no longer than, the continuance of the Force Majeure. The affected Party will use all reasonable efforts to remove the Force Majeure situation. The requirement that any Force Majeure will be remedied with reasonable efforts will not require the settlement of strikes, lockouts, or other labor difficulty by the Party involved, contrary to its wishes; the handling of such difficulties will be entirely within the discretion of the Party concerned.

7.8Prior Agreements. This Agreement comprises the complete and exclusive agreement between the Parties regarding the subject matter of this Agreement, and supersede all oral and written communications, negotiations, representations or agreements in relation to that subject matter made or entered into before the Closing Date.

7.9Interest. Without prejudice to any other rights available to a Party under this Agreement or at law, if any amount payable under this Agreement is not paid when due, the defaulting Party will pay interest on such amount from the due date of payment (after as well as before judgment) until the date of payment (both dates inclusive) at a rate equal to Prime Rate plus 1% calculated on a daily basis using simple interest.

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7.10Amendment. No amendment to this Agreement is effective unless made in writing, expressly identified as an amendment to this Agreement, and signed by authorized representatives of all Parties.

7.11Binding Effect; Assignment. This Agreement is binding on and inures to the benefit of the successors and permitted assigns of the Parties. The Hess Family Office may assign this Agreement and the rights, duties and obligations of the Hess Family Office under this Agreement to any other entity controlled by John B. Hess, by giving ten (10) Business Days’ notice of such assignment to Chevron. If the Hess Family Office assigns this Agreement and the rights, duties and obligations of the Hess Family Office under this Agreement to any other Person, the Hess Family Office must obtain Chevron’s prior written consent, which may not be unreasonably withheld, conditioned or delayed. Any attempted assignment or transfer that does not comply with the provisions of this Section 7.11 is void. Notwithstanding any contrary provision of this Agreement, the Hess Family Office will remain responsible to the Chevron Parties for all obligations, indemnities and liabilities due to the Chevron Parties under this Agreement, unless and until such obligations, indemnities and liabilities are effectively assigned in accordance with this Section 7.11 or otherwise expressly released by Chevron.

7.12Third Party Rights. No Third Party has any rights under this Agreement or may enforce any provision in this Agreement.

7.13Waiver. No waiver by either Party of this Agreement’s terms, provisions or conditions is effective unless specifically evidenced in writing and signed by or on behalf of the Party granting such waiver. A Party’s failure to pursue remedies for breach of this Agreement does not constitute a waiver by such Party of any breach of this Agreement or raise any defense against Claims against a Party for breach of this Agreement. The waiver or failure to require the performance of any covenant or obligation contained in this Agreement or to pursue remedies for breach of this Agreement does not waive a later breach of that covenant or obligation.

7.14Severability. Each provision of this Agreement is severable and if any provision is determined to be invalid, unenforceable or illegal under any existing or future law by a court or arbitrator of competent jurisdiction or by operation of any Applicable Law, this invalidity, unenforceability or illegality does not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal. Upon such determination that any term or other provision or part of this Agreement is invalid, illegal or unenforceable, the Parties will negotiate to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

7.15Drafting. Each Party has participated in the drafting of this Agreement and has had the opportunity to consult with legal counsel and any other advisors of its choice to its satisfaction regarding the terms and provisions of this Agreement. As a result, the rule of construction that an agreement be construed against the drafter does not apply to this Agreement.

7.16Costs and Expenses. Each Party will pay its own costs and expenses in relation to the preparation, negotiation, and execution of this Agreement and the documents contemplated or executed pursuant to this Agreement.

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7.17Further Assurances. Each Party covenants and agrees that, without any additional consideration, it will execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

7.18Conflict. This Agreement is made in accordance with and is subject to the terms, covenants and conditions contained in the Merger Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Merger Agreement, the terms of the Merger Agreement will prevail.

7.19Counterparts. This Agreement may be executed in any number of counterparts (including in portable document format (pdf)), each of which shall be deemed an original of this Agreement, and which together will constitute one and the same instrument; provided that neither Party is bound to this Agreement unless and until both Parties have executed and delivered a counterpart. For purposes of assembling all counterparts into one document, Chevron is authorized to detach the signature page from one or more counterparts and, after signature by the respective Party, attach each signed signature page to a counterpart. The exchange of signature pages by facsimile or email to all Parties constitutes execution and delivery of this Agreement.

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IMPORTANT NOTICE: THIS AGREEMENT CONTAINS PROVISIONS REGARDING INDEMNITIES AND WARRANTIES THAT EXPRESS THE AGREEMENT OF THE PARTIES CONCERNING CLAIMS ARISING OUT OF THIS AGREEMENT.

The Parties have executed this Agreement as evidenced by the following signatures of authorized representatives of the Parties:

Chevron:		HESS FAMILY OFFICE:
Chevron U.S.A. Inc.		HFO Holdings LLC

Signature:	/s/ Nicola Woods	Signature:	/s/ John B. Hess
Name:	Nicola Woods	Name:	John B. Hess
Title:	Officer	Title:	Manager

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EXHIBIT B – FEES

Section	Scope	Estimated Fees
2.3	IT Support Services	$50,000-$60,000/month[1]
2.4(B)-2.5	Building and Administrative Services	$30,000-$40,000/month[2]

Section	Scope	Fee
2.4(A)	Sublease	$50,000/month[3]

1. Costs associated with the dedicated IT support service professional will be allocated 80% to Hess Corporation and 20% to Hess Family Office for the months in which Hess Corporation is occupying the Office Space. All other IT Support Services will be allocated 100% to the Hess Family Office. The Estimated Fees above excludes Microsoft Tenant and Office 365 Services using Hess.com domain, costs for which will be allocated 100% to the Hess Family Office.

2. Costs associated with Building Services will be allocated 80% to Hess Corporation and 20% to the Hess Family Office for the months in which Hess Corporation is occupying the Office Space. Costs associated with Administrative Services will be allocated 100% to the Hess Family Office.

3. Inclusive of taxes, utilities, operating costs for 40th floor, basement and roof.

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